Exhibit 99.1

Tilly’s, Inc. Appoints Jon Kubo as Chief Digital Officer

Irvine, CA – August 15, 2016 – Tilly’s, Inc. (NYSE: TLYS) announced today that Jon Kubo has been appointed to serve in the Company’s newly created position of Chief Digital Officer, effective August 15, 2016. Mr. Kubo joined the company today and will oversee e-commerce and digital marketing to define a long-term vision for the Company’s digital commerce efforts and create consistency in digital consumer experiences across all interaction points.

Prior to joining the Company, Mr. Kubo served as Chief Digital Officer at Boot Barn Holdings, Inc. since May 2015. Mr. Kubo served at The Wet Seal, LLC as Executive Vice President, Chief Digital Officer from October 2014 to May 2015, and as Senior Vice President, E-Commerce and Chief Information Officer from March 2005 to October 2011. In between his tenures at The Wet Seal, LLC, Mr. Kubo served at 8thBridge, Inc. as Chief Product Officer from October 2011 to October 2014. Mr. Kubo has also served as Executive Vice President, Chief Administration Officer at F.A.O. Schwarz from March 2004 to February 2005 and Senior Vice President, Chief Information Officer of FAO, Inc. from May 2000 to March 2004. Mr. Kubo has earned numerous industry awards from Oracle Retail, RIS, Etail Mobile Commerce and Information Week. He has also held several executive positions in the software technology industry.

Mr. Kubo earned a bachelor’s degree in systems engineering from the U.S. Naval Academy, a master’s degree in engineering from California State University at Fullerton, and an MBA from the Peter Drucker Institute at Claremont Graduate University.

Ed Thomas, Tilly’s President and Chief Executive Officer, stated, “I am excited to have Jon working with our team to lead our critically important e-commerce business, along with digital marketing. Jon’s tremendous vision and innovative leadership will bring great value to Tilly’s as we make progress toward delivering on our long-range plans.”

About Tillys
Tillys is a leading destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tillys is headquartered in Southern California and, as of August 15, 2016, operated 225 stores and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the future of our e-commerce and digital marketing initiatives, and delivering on our long-range plans are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Such risks and uncertainties are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2016, in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com

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